Exhibit 99.1

06-05
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
800-321-7423

SOUTHERN UNION REPORTS RECORD EARNINGS FROM ITS OPERATIONS;
Investor Call & Webcast Scheduled for today at 2 P.M. ET

HOUSTON -- (BUSINESS WIRE)—March 14, 2006 — Southern Union Company (NYSE: SUG) today reported record net earnings available for common shareholders of $178.3 million ($1.58 per diluted share) on operating revenues of $2.02 billion, excluding a $175 million non-cash charge taken in December 2005 for the impairment of goodwill related to its distribution assets being sold.

	Year Ended December 31,
	2004	2005	2005
	Comparable	Without	As
($000's, except per share)	Period	Impairment	Reported
Operating Revenues	1,855.7	2,019.4	2,019.4
Net Earnings	76.7	178.3	3.3
E.P.S.	$0.89	$1.58	$0.03

For the year ended December 31, 2004, the Company’s net earnings were $76.7 million ($.89 per diluted share), on operating revenues of $1.86 billion.

For the quarter ended December 31, 2005, the Company reported net earnings available for common shareholders of $63.9 million ($.57 per diluted share) on operating revenues of $691.7 million, again excluding the impact of the non-cash impairment to goodwill. During the prior year period, net income was $17.6 million ($.19 per diluted share), on operating revenues of $559.8 million.

The non-cash charge to goodwill relates to the Company’s planned sales of its Pennsylvania and Rhode Island natural gas distribution businesses announced earlier this year. Including the charge, net earnings available to common shareholders was $3.3 million ($.03 per diluted share) for 2005 and a net loss of $111.1 million ($1.00 per share) for the quarter ended December 31, 2005. Contracts to sell the Pennsylvania and Rhode Island assets were entered into in early 2006. The fact that the Company gained knowledge about the valuation of these businesses prior to issuing the 2005 financials led it to conclude that an impairment in 2005 was appropriate. In 2006, Southern Union expects to reclassify the two LDCs under contract for sale as Held for Sale and present the results of their operations as Discontinued Operations. Upon completion of the sales, the Company’s remaining goodwill balance related to its distribution assets will be reduced to approximately $90 million.

The increase in net earnings, excluding the goodwill impairment, was driven by both of the Company’s operating segments, transportation and storage of natural gas and natural gas distribution. Southern Union’s transportation segment recorded earnings before interest and taxes (“EBIT”) of $281.3 million for the year ended December 31, 2005, compared with $198.4 million for the same period in 2004, in spite of $10.0 million of hurricane related impacts on 2005. This improvement was primarily due to the inclusion for the full year in 2005 of the Company’s equity investment in CCE Holdings, LLC (“CCE Holdings”) which was made during the fourth quarter of 2004. Additionally, the Company’s wholly owned transportation and storage assets, operating as Panhandle Energy, generated $17.2 million of additional EBIT in 2005 as compared to the prior year due to increased reservation revenues and portions of its liquefied natural gas (“LNG”) terminal expansions coming online, combined with lower operating expenses. Excluding the goodwill impairment charge, the Company’s distribution segment recorded EBIT of $131.1 million for 2005 as compared to $106.2 million in 2004. This improvement was primarily due to improved net operating revenue as well as a reduction in operating expenses and property taxes.

George L. Lindemann, Chairman of the Board, stated, “Our record 2005 results demonstrate the great strides we have made at Southern Union in executing on our transformation into a leading natural gas infrastructure company. While we are disappointed that the goodwill impairment charge might mask an otherwise excellent year, we are confident that our continued expansion in the natural gas services industry, including our acquisition of Sid Richardson Energy Services, will drive further growth in 2006 and beyond for our shareholders. We expect that the addition of the Sid Richardson business to Southern Union and related sales of our Pennsylvania and Rhode Island operations will not only be accretive to earnings but will generate more cash and higher returns.”

Key Factors Impacting 2005 Performance Relative to Prior Year

•
In December 2005, the Company recorded a non-cash impairment charge to goodwill of $175 million ($1.55 per share) related to the pending sale of its Pennsylvania and Rhode Island distribution properties.

•
During 2005, CCE Holdings contributed $70.4 million of earnings from unconsolidated investments compared to $4.6 million in the prior year. Through CCE Holdings, a joint venture in which Southern Union acquired a 50% interest in November 2004, Southern Union operates the CrossCountry Energy pipelines which include the Transwestern Pipeline Company and the Florida Gas Transmission pipeline systems.

•
For the year ended December 31, 2005, EBIT for the transportation and storage segment, excluding earnings from unconsolidated investments, increased $17.2 million after taking into account hurricane related impacts of approximately $10.0 million. Hurricane related impacts include lost revenues of approximately $3.0 million and additional expenses of approximately $7.0 million. A key contributor to the improved results was increased transportation and storage revenue, up $14.5 million, excluding lost revenue related to the hurricanes, due to higher average rates and the placement of the Trunkline Loop into service in July. In addition, the segment benefited from a $6 million increase in LNG terminal service revenue primarily due to the expanded vaporization capacity that went into service in September. The segment also benefited from a $7.4 million net reduction in operating, maintenance and general expenses primarily associated with the workforce reduction and other synergies related to the integration of the CrossCountry Energy assets. Offsetting cost increases include increased depreciation of $5.2 million.

•
For the year ended December 31, 2005, EBIT for the Company’s distribution segment, excluding the goodwill impairment charge, increased by $24.9 million to $131.1 million. Essentially, all of the improvement was generated from the Missouri Gas Energy (“MGE”) operating division. The principal components of the change were: an increase in net operating revenue of $9.0 million related to the increase in annual base revenues granted to MGE in October 2004; decreased operating expenses of $7.5 million including decreased pension costs of $6.6 million primarily related to the deferral of pension expense pursuant to MGE’s October 2004 rate case; and a decrease in taxes of $13.1 million due primarily to MGE property tax refunds. Offsetting cost increases include $2.3 million of higher insurance costs and a $2.5 million increase in depreciation expense due to normal plant growth.

•
EBIT from Corporate operations increased by $13.0 million year over year primarily due to the recognition of a $4.3 million management fee for services provided to CCE Holdings in 2005 coupled with a reduction in charges of approximately $7.7 million. Charges incurred in 2005 include $6.3 million for an other-than-temporary impairment of the Company’s investment in technology companies, non-cash compensation expense of $3.8 million related to separation agreements with former executives and a $3.1 million charge for the curtailment and termination of a pension plan. Charges in 2004 included $16.4 million for an other-than-temporary impairment of the Company’s investment in a technology company, $3.0 million to reserve for estimated debt service payments in excess of projected tax revenues for the tax incremental financing obtained for the development of PEI Power Park, and $1.5 million related to a sales and use tax audit.

2006 Earnings Guidance

Southern Union expects 2006 earnings per share to be in the range of $1.70 to $1.90 per share, excluding projected one-time charges associated with the sale of its Pennsylvania and Rhode Island distribution businesses. Any additional valuation adjustments in 2006 would most likely be related to the tax attributes of those assets. The 2006 outlook includes estimated earnings contributions from the Sid Richardson acquisition for ten months in 2006. The estimated 2006 results also assume that the announced sales of the LDCs are completed on or prior to September 30, 2006.

The Company estimates the taxable gain on the sales of its distribution businesses to be approximately $700 million. Absent a like-kind exchange, the federal and state income tax due would be approximately $265 million. By structuring the acquisition and related sales in a manner intended to qualify for like kind exchange tax treatment, we expect to be able to defer a significant portion of those taxes.

Annual Report on Form 10-K

Southern Union will provide additional information about its 2005 operating results in its annual report on Form 10-K to be filed with the Securities and Exchange Commission. When made, the filing may be accessed through the Investors section of the Company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern Time to discuss annual results, recent events and outlook. To access the call, dial 866-362-4831 (international callers dial 617-597-5347) and enter passcode 66910059. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 21149508.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services (formerly known as Sid Richardson Energy Services), which was acquired on March 1, 2006, has approximately 4,600 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth certain select financial information for the Company for the years ended December 31, 2005 and 2004, and for the quarters ended December 31, 2005 and 2004. The Company changed its year end to December from June at the end of 2004. The prior periods are presented as “unaudited” because this information was derived from audited statements for the periods reported under the Company’s prior fiscal year end of June 30.

	Year Ended		Quarter Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands of dollars, except share amounts)
Operating revenues, excluding D&A	$2,019,430	$1,855,705	$691,663	$559,762

Operating expenses:
Cost of gas and other energy	1,040,956	914,054	406,924	295,764
Revenue-related taxes	51,857	45,971	18,253	13,602
Operating, maintenance and general	417,663	427,810	111,140	116,262
Depreciation and amortization	126,393	119,100	32,725	32,783
Goodwill Impairment	175,000	-	175,000	-
Taxes, other than on income and revenues	44,517	55,768	11,524	13,214
Total operating expenses	1,856,386	1,562,703	755,566	471,625
Operating income	163,044	293,002	(63,903)	88,137
Other income (expenses):
Interest	(135,157)	(126,166)	(34,972)	(34,280)
Earnings from unconsolidated investments	70,742	4,822	12,996	4,745
Other, net	(7,069)	(16,909)	(2,035)	(18,449)
Total other expenses, net	(71,484)	(138,253)	(24,011)	(47,984)
Earnings from operations before income taxes	91,560	154,749	(87,914)	40,153
Federal and state income taxes	70,877	60,668	18,865	18,242
Net earnings from operations	20,683	94,081	(106,779)	21,911
Preferred stock dividends	(17,365)	(17,365)	(4,342)	(4,342)
Net earnings available for common stockholders	$3,318	$76,716	$(111,121)	$17,569

Weighted average diluted shares outstanding	112,794,210	86,403,380	111,395,340	94,065,993

Cash flow before changes in working capital	329,743	297,034	90,668	78,961
Working capital changes	(111,106)	27,085	(123,901)	(30,354)
Net Cash flows provided by operating activities	218,637	324,119	(33,233)	48,607
Net Cash flows used in investing activities	282,529	890,454	70,279	696,669
Net Cash flows provided by (used in) financing activities	50,777	575,578	119,814	650,743

	December 31,	December 31,
	2005	2004
Long Term Debt	2,049,141	2,070,353
Short Term Debt & Notes Payable	546,648	788,650
Preferred Stock	230,000	230,000
Common Equity	1,624,069	1,267,557
Total Capitalization	4,449,858	4,356,560

Select Financial Information Continued

The following table sets forth certain selected financial information for the Company’s segments and a reconciliation of EBIT to net earnings for the years ended December 31, 2005 and 2004, and for the quarters ended December 31, 2005 and 2004.

	Years Ended		Quarter Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
EBIT:
Transportation and storage segment	$281,344	$198,422	$73,371	$56,554
Distribution segment	(43,928)	106,178	(125,288)	36,929
Corporate and other	(10,699)	(23,684)	(1,025)	(19,050)
Total EBIT	226,717	280,915	(52,942)	74,433
Interest	135,157	126,166	34,972	34,280
Earnings before income taxes	91,560	154,749	(87,914)	40,153
Federal and state income taxes	70,877	60,668	18,865	18,242
Net earnings from operations	20,683	94,081	(106,779)	21,911
Preferred stock dividends	17,365	17,365	4,342	4,342

Net earnings available for common stockholders	$3,318	$76,716	$(111,121)	$17,569

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments. The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

########